EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of the [__] day of [__________], 2006, by and between Electronic Clearing House, Inc., a Nevada corporation (the “Company”) and [____________] (“Executive”).

RECITALS

WHEREAS, Executive is employed by the Company as the [___________] of the Company; and

WHEREAS, the Company considers it essential to its best interests and to the best interests of its stockholders to foster the continuous employment of its key personnel.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Definitions.

a.    “Anticipated Annual Bonus” shall mean the highest possible annual bonus award to be received by Executive in a given fiscal year based upon and assuming the successful completion by each of the Company and Executive, as applicable, of performance criteria previously determined by the Board of Directors of the Company for such fiscal year.

b.    “Change-in-Control” shall mean the consummation of (i) a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power (which voting power shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote, but not assuming the exercise of any warrant or right to subscribe to or purchase those shares) of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned, directly or indirectly, by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; provided, however, that in making the determination of ownership by the stockholders of the Company, immediately after the reorganization, equity securities which persons own immediately before the reorganization as stockholders of another party to the transaction shall be disregarded; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

c.    “Common Stock” means the common stock, $.01 par value of the Company.

d.    “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to a particular section of the Exchange Act include references to successor provisions.

e.    “Involuntary Termination” shall mean Executive's cessation of the provision of services following (i) a material reduction in Executive's function, authority, duties, or responsibilities, without Executive's express written consent; or (ii) a material reduction in salary.

f.    “Options” shall mean options issued by the Company to the Executive to purchase Common Stock pursuant to the Company's Amended and Restated 2003 Incentive Stock Option Plan.

g.    “Restricted Stock” shall mean shares of Common Stock acquired by Executive pursuant to, or outside of, the Company's Amended and Restated 2003 Incentive Stock Option Plan.

h.    “Sales Commission Plan” shall mean a plan setting forth, for a given fiscal year, sales commission compensation payable to Executive based on performance criteria previously determined by the Board of Directors of the Company for such fiscal year.

i.    “Subsidiary” means (a) any corporation of which more than 50% of the Voting Securities are at the time, directly or indirectly, owned by the Company, (b) any partnership or limited liability company in which the Company has a direct or indirect interest (whether in the form of voting power or participation in profits or capital contribution) of more than 50%, and (c) any other entity designated by the Board of Directors of the Company (“Board”) in which the Company has a direct or indirect interest.

j.    “Termination Date” shall mean the date in which Executive (i) is terminated by the Company without Cause, or (ii) ceases to provide services to the Company as a result of an Involuntary Termination with respect to Executive.

k.    Termination for “Cause” shall mean termination by reason of: (i) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to the Company or its affiliates, its properties, assets or business, or its stockholders, officers, directors or employees; (ii) any act of Executive involving a material personal profit to Executive, including, without limitation, any fraud, misappropriation or embezzlement, involving properties, assets or funds of the Company or any of its subsidiaries; (iii) Executive's consistent failure to perform his normal duties or any obligation under any provision of this Agreement, in either case, as directed by the Board; (iv) conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of the Company; (B) any felony offense; or (C) any crime of moral turpitude; or (v) the chronic or habitual use or consumption of drugs or alcoholic beverages.

l.    “Total Cash Compensation” shall mean an amount equal to the sum of Executive's annual base salary for the prior fiscal year including any bonus awards.

m.    “Voting Securities” shall mean the issued and outstanding shares of Common Stock of the Company that are entitled to vote on a particular matter.

2.    Vesting. In the event of a Change in Control, and provided that Executive is employed by the Company at the time of such Change in Control: (i) all of the outstanding Options shall become immediately vested and exercisable, and (ii) the entire unvested portion of any shares of Restricted Stock shall accelerate and immediately vest.

3.    Payment of Bonus. In the event of a Change in Control, and provided that Executive is employed by the Company at the time of such Change in Control, Executive shall be entitled to receive the following: (A) (i) in the event such Change in Control occurs in the first six (6) months of the Company’s then existing fiscal year, Executive shall receive a one time lump-sum cash payment equal to the product of Executive’s Anticipated Annual Bonus, multiplied by 0.50, or (ii) in the event such Change in Control occurs during any period following the first six (6) months of the Company’s then existing fiscal year, Executive shall receive a one time lump-sum cash payment equal to a pro-rated portion of Executive’s Anticipated Annual Bonus, pro-rated based upon the number of months of service the Executive had provided in the then existing fiscal year (each a “Bonus Payment”); and (B) in the event that Executive is entitled to receive commissions based on sales under any then existing Sales Commission Plan, Executive shall be entitled to receive any and all then earned sales commissions (“Sales Commission Payments”) for the remainder of the then existing fiscal year (notwithstanding when the Change in Control occurs). Any Bonus Payment shall be payable by Company (or its corporate successor) to Executive within five (5) business days following the consummation of such Change in Control, and any Sales Commission Payments will be payable in accordance with the terms of the Sales Commission Plan. The Company shall cause any successor/acquiring entity in such Change in Control to adopt the Sales Commission Plan.

4.    Termination.In the event that (i) a Change in Control occurs with respect to the Company (and provided that Executive is employed by the Company at the time of such Change in Control), and (ii) within a period of two (2) years following the closing of such Change in Control, Executive either (a) is terminated by the Company (or its corporate successor) without Cause, or (b) ceases to provide services to the Company (or its corporate successor) as a result of an Involuntary Termination with respect to Executive, then Executive shall be entitled to receive the following compensation:

(i)    a one time lump-sum cash payment in the amount of [__________ percent (__%)] of the total amount of Executive's Total Cash Compensation, payable by Company (or its corporate successor) to Executive within five (5) business days following the Termination Date;

(ii)    for a period of [_________ (___) years] after the Termination Date, the Company (or its corporate successor) shall continue to make available to Executive medical benefits on a basis that is substantially similar (in benefits to Executive and costs to Company), in the aggregate, to the benefits that were available to the Executive immediately prior to the Change in Control.

5.    Termination of Agreement. In the event that Executive ceases to provide services to the Company (or its successor) for any reason, prior to a Change of Control, this Agreement shall terminate without further action by the Company or Executive, and shall thereafter be deemed null and void.

6.    General Release and Waiver. As a condition to any payment under this Agreement, in addition to the other requirements set forth herein, Executive shall enter into and deliver to the Company a general release and waiver in such form and containing such terms and conditions as the Board may require.

7.    Executive Covenants.

a.    For a period of one (1) year after the Termination Date (“Restricted Period”), Executive covenants not to, either directly or indirectly, for Executive or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”), solicit or attempt to solicit, recruit or attempt to recruit any employee, agent, or contract worker of the Company with whom Executive had contact during the course of [his or her] employment with the Company.

b.    Executive further covenants and agrees that during the Restricted Period, Executive shall not, either directly or indirectly, for [himself or herself] or on behalf of or in conjunction with any other person or entity, (i) induce or attempt to induce any employee, officer or consultant of the Company to supply Confidential Information or Trade Secrets, as defined in Section 8 herein, of the Company to any third person, firm or corporation, or (ii) induce or attempt to induce any Person who, as of the date of the inducement or attempted inducement or within twelve (12) months prior to that date, is or was a customer, supplier, vendor, licensee, licensor or other business relation of the Company, to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, vendor, licensee, licensor or other business relation and the Company.

c.    The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period, scope, or geographic areas of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope, or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

d.    All of the covenants in this Section 7 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

e.    Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictive covenants in this Section 7 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the Company and its officers, directors, employees, and stockholders.

8.    Trade Secrets and Confidential Information.

a.    For purposes of this Section, “Confidential Information” means any data or information (other than Trade Secrets) that is valuable to the Company (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs and processes; stockholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; and personnel. “Trade Secret” means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b.    Executive acknowledges that [he or she] has been employed by the Company in a confidential relationship wherein [he or she], in the course of his employment with the Company, has received and has had access to Confidential Information and Trade Secrets of the Company and accordingly, [he or she] is willing to enter into the covenants contained in Sections 8, 9, and 10 of this Agreement in order to provide the Company with what [he or she] considers to be reasonable protection for its interests.

c.    Executive hereby agrees that, during the Restricted Period, [he or she] will hold in confidence all Confidential Information of the Company that came into [his or her] knowledge during [his or her] employment by the Company and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Company.

d.    Executive hereby agrees to hold in confidence all Trade Secrets of the Company that came into [his or her] knowledge during [his or her] employment by the Company and shall not disclose, publish, or make use of at any time after the Termination Date such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

e.    Notwithstanding the foregoing, the provisions of this Section will not apply to (i) Confidential Information or Trade Secrets that otherwise become generally known in the industry or to the public through no act of Executive or any person or entity acting by or on Executive's behalf, (ii) information independently developed by Executive without reference to the Company's Confidential Information or Trade Secrets, or (iii) disclosure of Confidential Information or Trade Secrets to the extent required to be disclosed by a court or governmental agency pursuant to a statute, regulation or valid order (provided that Executive first notifies the Company and gives it the opportunity to seek a protective order or to contest such required disclosure).

f.    The parties agree that the restrictions stated in this Section 8 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company's rights under applicable state law to protect its trade secrets and confidential information.

9.    Return of Company Property. Upon the Termination Date or as promptly thereafter as is practicable, Executive shall deliver to the Company all correspondence, reports, records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, customer databases, charts, advertising materials, other similar data and other property delivered to or compiled by Executive by or on behalf of the Company or its representatives, vendors or customers which pertain to the business of the Company or future plans of the Company.

10.   No Prior Agreements. Executive hereby represents and warrants that the execution of this Agreement by Executive and the performance of his duties hereunder will not violate or be a breach of any agreement with the Company, a former employer, client, or any other person or entity.

11.   Assignment; Binding Effect. No assignment or transfer by any party of such party's rights and obligations under this Agreement will be made except with the prior written consent of the other parties to this Agreement; provided that the Company may assign this Agreement only to the surviving entity in a Change-in-Control, provided that any such assignee shall assume this Agreement in a writing delivered to Executive. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, legal representatives, successors, and permitted assigns.

12.   Complete Agreement; Waiver; Amendment. Executive has no oral representations, understandings, or agreements with the Company or any of their respective officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement of expression of the agreement between the Company and Executive with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by duly authorized officers of the Company and by Executive, and no term of this agreement may be waived except by a writing signed by the party waiving the benefit of such term.

13.    Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Electronic Clearing House, Inc.
730 Paseo Camarillo
Camarillo, California 93010
Attn:  Board of Directors
Facsimile No.: (805) 419-8682

To the Executive:	_____________________
_____________________
_____________________
Facsimile No.: (___) ________

14.    Severability; Headings. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

15.    Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants set forth in Sections 7 through 11, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of Executive's covenants.

16.    Jointly Drafted. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

17.    Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, not including the choice-of-law rules thereof. All disputes arising from or relating to this Agreement shall be subject to the exclusive jurisdiction of and be litigated in the state or federal courts located in the State of California. All parties hereby consent to the exclusive jurisdiction and venue of such courts for the litigation of all disputes and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

18.    Attorney's Fees. The losing party shall be liable to the prevailing party for its reasonable costs and attorney's fees incurred in any action to enforce this Agreement.

N WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Electronic Clearing House, Inc.

By:
Name:
Title:

EXECUTIVE:

[______________]